UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): October 16, 2014

 Ensco plc
(Exact name of registrant as specified in its charter)

England and Wales	1-8097	98-0635229
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Chesterfield Gardens
London, England W1J 5BQ
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: 44 (0) 20 7659 4660

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 7.01	Regulation FD Disclosure

The Fleet Status Report of Ensco plc as of October 16, 2014 is furnished as Exhibit 99.1 to this report.

The information furnished in Item 7.01 and in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 8.01	Other Events

On September 30, 2014, we sold jackup rigs ENSCO 83, ENSCO 89, ENSCO 93 and ENSCO 98, all of which are currently contracted to Petroleos Mexicanos ("Pemex"), for proceeds of $212 million. The carrying value of these assets was $170 million.

In connection with the rig sales, we executed charter agreements with the buyer whereby Ensco will continue to operate the rigs for the duration of the Pemex contracts. As a result, we accounted for the transaction as a sale leaseback.

After considering commissions and other costs totaling $5 million, we estimate the transaction will result in a gain of $37 million, of which $8 million will be recorded during the third quarter of 2014. The remaining $29 million gain will be amortized over the remainder of the charter terms. These gains will reduce Jackup segment contract drilling expense.

Beginning October 1, 2014, operating results for these four rigs will be reported in the Other segment, including charter fees of approximately $39,000 per day per rig that will increase contract drilling expense.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit

No.	Description

99.1	Fleet Status Report of Ensco plc as of October 16, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ensco plc

Date: October 16, 2014	/s/ ROBERT W. EDWARDS, III
Robert W. Edwards, III
Controller

EXHIBIT INDEX

Exhibit No.	Description

99.1	Fleet Status Report of Ensco plc as of October 16, 2014.

5